Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301

                         TIFFANY TERMINATES POISON PILL
                         ------------------------------

New York, N.Y., January 20, 2006 - Tiffany & Co. (NYSE: TIF) reported that its board of directors has unanimously voted to amend its stockholder rights plan to accelerate the final expiration date of the purchase rights issued thereunder. This amendment has the effect of terminating the plan, which is typically referred to as a "poison pill."

Under the terms of the amendment, the purchase rights expired at the close of business on January 19, 2006, rather than on September 17, 2008, as provided in the most recent amended and restated version of the rights agreement that evidences the plan.

The board also adopted a policy that would generally require it to submit the adoption or extension of any future stockholder rights plan to a stockholder vote, but reserved to itself the option of adopting a poison pill without a stockholder vote if exigent circumstances and the exercise of its fiduciary responsibilities so warrant. If a stockholder rights plan were adopted without first submitting such matter to a stockholder vote, the plan would expire on the first anniversary of its effective date if not approved by the stockholders prior to that time.

Michael J. Kowalski, chairman and chief executive officer, stated that "this step was not taken with reference to any proposed or expected acquisition transaction." Rather, he said, "the board of directors acted with an eye to evolving principles of corporate governance and stockholder relations."

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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